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Q4 2006 Earnings Call - Hooker Furniture Corp. [HOFT]	02/09/2007 09:00 (ET)

Operator: Good morning ladies and gentlemen, and welcome to Hooker Furniture’s Fourth Quarter Fiscal Year 2006 Earnings Results Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host Mr. Larry Ryder, Executive Vice President of Finance and Administration. Mr. Ryder, you may begin sir.

E. Larry Ryder, Executive Vice President of Finance and Administration and Chief Financial Officer

Thank you, Jim. Good morning and welcome to our quarterly conference call to review our fourth quarter and fiscal year 2006 operating results. We certainly appreciate your participation this morning. Joining me today is, Paul Toms, our Chairman and CEO. During our call today, we may make forward-looking statements, which are subject to risks and uncertainties. Our discussion of factors that could cause our actual results to differ materially from managements’ expectations are contained in our SEC filings and the press release announcing our fourth quarter 2006 results.

Any forward-looking statement speaks only as of today, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after today’s call.

With that out of the way, Paul has some opening comments.

Paul B. Toms Jr., Chairman, President and Chief Executive Officer

Thanks Larry, and good morning everyone. I appreciate everybody sticking with us as we had a delay or two. Since our last investor conference call, we’ve had several significant events and announcements that I would like to address before we get started talking about our results for both the fiscal year 2006 and fourth quarter ‘06. On January 17th, we announced our plans to close our last remaining wood furniture plant in our hometown Martinsville, Virginia by the end of March, marking our exit from domestic wood manufacturing. Later in January on the 29th, we announced that we had terminated the company’s employee stock ownership plan, the ESOP, effective January 26, 2007.

With regards to Martinsville plant closing and our exit from domestic case goods manufacturing, it was never our intention or desire to exit domestic wood furniture manufacturing. However, our customers increasingly demanded and the business model in our industry increasingly migrated towards high value wood furniture source outside this country primarily in Asia. We’ve always believed that our charge is to bring the best values available and our price points to the marketplace regardless of where they are produced. In the end, we had no doubt that this shift in sourcing was in the best long-term interest of our shareholders, customers, and remaining employees.

Our decision to discontinue the ESOP was based on the fundamental change in our company’s business model over the past five years to a home furnishings marketing and logistics company with worldwide sourcing capabilities.

In 2000, when the ESOP became the largest single shareholder of the company in a public tender offer financed by Hooker Furniture, this company looked very different. At that time, we had five domestic manufacturing locations and over 2,000 employees. Since then, a rise in stock price and diminishing employee base have caused the ESOP to become too costly in our very competitive industry. The annual cost of the ESOP have averaged 3.4 million per year over the last three years.

These two events, particularly the Martinsville plant closing, have been painful but necessary to bring our operations and employee benefit cost inline with our new business model. Each event has also had a significant impact on our financial statements.

In connection with the Martinsville plant closing, Hooker expects to report total restructuring and related asset impairment charges of 7.4 million to 8.1 million pre-tax, 4.6 million to 5 million aftertax. As we perviously reported, asset impairment charges of 4.2 million pre-tax or 2.6 million aftertax were recorded in the 2006 fourth quarter. The majority of the balance will be reported in January 2007 during the company’s two-month transition period as we move to a new fiscal year calendar generally running from the 1st of February through the end of the January. 18.4 million charge for the ESOP, which is non-cash, non-tax deductible charge to earnings will also be reported in our two-month transition period as we move to a new fiscal year.

As we began our new fiscal year that will end February 3, 2008, we believe we are better aligned our benefit cost to fit our operating model and workforce and position the company to be more competitive in our industry. While these charges are substantial, they offer the most part non-cash, each is also non-recurring. We don’t anticipate any additional significant restructuring charges going forward.

With our exit from domestic wood furniture manufacturing and termination of the ESOP, our transition to a marketing, logistics, and global sourcing business model for wood and metal furniture is now complete. We can head into the future concentrating on what we do best, what we are known for, and what we can do most profitably. That is offering high value imported wood and metal furniture and domestically produced and imported upholstered furniture. We believe the cost of reorganization are largely behind us and that the company has emerged vibrant, financially strong, and better positioned than ever before for continued success in delivering bottom line performance.

Now let’s turn to the recently completed 2006 fiscal year and fourth quarter, both of which ended on November 30, 2006. 2006 was a year of positive momentum, notable accomplishments, and progress towards our long-term strategic goals. Operationally, we performed well in a very difficult environment. We were pleased to be able to increase net sales and net income compared with 2005.

To have achieved record annual net sales of 350 million in a soft retail environment and to have increased annual net income 12.8% to 14.1 million or 1.2 million— $1.18 per share and despite substantial restructuring charges is gratifying. I would like to take a moment to summarize the impact of those restructuring and asset impairment charges on both operating and earnings per share for the fiscal year compared to 2005 and also for the fourth quarter ‘06 compared to ‘05.

Operating income was reduced by 6.9 million and 5.3 million for 2006 and 2005, and by 3.7 million and 211,000 for the fourth quarters of each year respectively. Restructuring and asset impairment charges net of tax reduced earnings per share by approximately $0.36 in fiscal year 2000 and $0.28 in fiscal year 2005, and by $0.19 in the fourth quarter ‘06 and $0.01 in the fourth quarter ‘05. Restructuring and asset impairment charges reported in 2005 and 2006 were primarily related to the closing of domestic wood manufacturing facilities during both years. Asset impairment charges recorded in November 2006 were due to our January 17, 2007 announcement of our plans to close the Martinsville facility.

We included a table in our earnings press release late yesterday regarding a reconciliation of our reported operating margins, which includes the effect of restructuring and asset impairment charges and how we performed operationally exclusive of the effect of these charges.

Operating margins as a percentage of net sales excluding restructuring and asset impairment charges increased to 10.3% in the fourth quarter ‘06 from 7.5% in the same period in 2005 and for the full year 8.5% for fiscal year 2006 versus 7.7% in 2005. Gross margins continue to be a bright spot and increased for both the fourth quarter and fiscal year 2006. As a percent of net sales, gross profit margins increased 200 basis points to 28.9% for fiscal year 2006 from 26.9% in 2005. For the fourth quarter, they increased to 30.7% in 2006 Q4 compared to 28.3% in the fourth quarter ‘05. This improvement came primarily through product mix as a larger portion of our shipments were higher margin imported wood, metal and upholstered furniture.

As a reminder, imports generally carry a higher warehousing and distribution costs, which is captured in selling and administrative expense. Overall, operating income for 2006 increased by $1.6 million or 7.7% to 22.8 million from 21.2 million in 2005. Fourth quarter net income of 3.5 million decreased 13.3% from 4 million in the same quarter last year, primarily because of the asset impairment charges related to the announced closing of our Martinsville, Virginia facility, which I mentioned earlier. Fourth quarter operating income of 5.6 million was reduced by asset impairment charges of approximately 3.7 million.

For the 2006 fiscal year, the company recorded total restructuring charges of 4.3 million or 6.9 million pre-tax, $0.36 per share related to the closing of our Roanoke, Virginia furniture facility in August 2006 and the plant closing of our Martinsville facility late March this year.

Another bright spot for both the fourth quarter and the fiscal year is a balance sheet. During 2006 fourth quarter, our cash position and inventory levels both improved significantly. During the quarter, our cash increased by 203% from 10.5 million on August 31, 2006 to 31.9 million at November 30, 2006. From fiscal year-end 2005 to fiscal year-end 2006, our cash position increased by 15.5 million or 94.7%. We also made very good progress in reducing finished goods inventories, exceeding our forecast in the third quarter investor conference call. This drove our strong cash generation in the fourth quarter. We were able to decrease finished goods inventories by 15.6 million or 18.7% in the fourth quarter. Since year-end, this trend of reducing finished goods inventories has continued and we are now approaching the point where we expect inventories to stabilize at appropriate levels to maintain service and support the business.

Earlier I stated that we believe the major costs of reorganization are behind us with our exit from domestic wood furniture manufacturing and termination of the ESOP. In a similar way, we also believe the bulk of our increased warehousing and distribution costs are behind us as we have improved both supply chain management and logistics throughout the year. We struggled through the summer and fall with very high receipts of imported finished goods inventory. Exceeding our warehousing capacity at times and resulting in significant demurrage and offsite storage cost, we believe most of those costs are non-recurring. We made significant progress in the fourth quarter in getting inventories under route bringing down our inventory item count and our finished goods inventory levels as I mentioned earlier.

Going forward, we see good potential to continue growing profits as we further refine supply chain management and logistics. Increased warehousing and distribution cost for much of the year drove an overall 9.2% increase in selling and administrative expenses to 71.5 million for the year. However, the fourth quarter selling and administrative expenses decreased by 0.5% or about $94,000 to 18.6 million for the fourth quarter ‘06 compared to fourth quarter ‘05 expenses of 18.7 million.

Finally, let’s turn to our top line performance and look more closely at how net sales played out in the fourth quarter and the year. In fiscal 2006, we continued to grow our core imported wood furniture business at a double-digit rate, with just under 19% increase in sales for 2006 versus 2005 in our imported wood and metal business. Other noteworthy sales gains were made in imported upholstery products in our Seven Seas Seating line at Bradington-Young, our upholstery subsidiary. Their import shipments grew 55% year-over-year albeit from a much smaller base.

If you were to look at total upholstery and wood, combining both domestic and imported sales, we had 2.8% increase in wood furniture sales for 2006 and 0.65% increase in upholstery sales for the year. In the fourth quarter, Bradington-Young came on strong with just under 10% increase in total net sales from 14 million to 15.4 million. On the wood and metal furniture side of our business, we were off about 0.7% in sales for Q4 ‘06 compared to Q4 ‘05.

Looking ahead to the next quarter, which will run from January 29 to April 29, 2007, I think business conditions will remain challenging based on industry forecast for a lower growth rate in shipments and our own incoming orders for the fourth quarter of 2006, which were down between 5% and 6% for Hooker, Bradington-Young buying. Even though the top line will be challenging, we still expect improved financial performance because of the costs we’ve taken out of our business, the progress we are making in our supply chain management and because we don’t anticipate additional significant restructuring charges going forward.

At this point, I am going to call on Larry to take us through the balance sheet.

E. Larry Ryder, Executive Vice President of Finance and Administration and Chief Financial Officer

Thanks Paul. On November 30, 2006, assets totaled just under 200 million, increasing from 189 million at November 30, 2005 principally due to $15.5 million increase in cash, offset by $7.8 million decrease in fixed assets. The company’s long-term debt declined by $2.3 million to $11 million at year-end as a result of schedule debt repayments. Working capital increased $14 million to $124 million as of November 30th from $110 million at November 30, 2005 primarily as a result of an increase in current assets, primarily due to a $15.5 million growth in cash year-over-year, offset by negligible increase in current liabilities.

Inventories which had increased to $84 million at the end of our third quarter was reduced nearly 19% in the fourth quarter to $68 million, approximately the same level as of November 30, 2005. We believe that the efforts we’ve made in our forecasting, logistics and supply chain management precipitated the decrease in inventory levels by year-end.

During the year-end at November 30, 2006 cash generated from operations is $22.3 million and receipts from sale of property and equipment of $3.4 million funded our cash dividends of $3.7 million. The purchase of our property, plant, and equipment of $4.3 million and repayments on our long-term debt of $2.3 million and resulted in an increase in cash and cash equivalents totalling $15.5 million. Purchases of plant, equipment and other assets to maintain and enhance the company’s facilities and business operating systems amounted to $4.3 million for the year.

As announced Wednesday, the Board approved an increase in the quarterly dividend of $0.02 to $0.10 per share and increased the funds available to repurchase the company’s common stock from $1.72 million to $20 million. We believe that purchasing Hooker’s shares represents prudent use of company’s cash and enhances shareholder value. Our strong financial condition and our improved cash flow will allow us to simultaneously take advantage of opportunities to purchase our stock at attractive prices, while continuing our investment in the company’s future growth.

With that, I will turn it over to Jim who will take questions at this point.

QUESTION AND ANSWER SECTION

Operator: Thank you gentlemen. [Operator Instructions]. And we will take a question from Todd Schwartzman at Sidoti & Company.

Q – Todd Schwartzman

Good morning gentlemen. Could you talk a little bit about the demand trends in say December to date as opposed to November?

A – Paul Toms

Hi good morning Todd, this is Paul. You know, we’ve really looked — what we’ve said was looking at the fourth quarter which would have ended November 30th and that demand was down between 5 and 6% total company. December was not dramatically different in the fourth quarter.

Q – Todd Schwartzman

Did things weaken in January or it stabilized or flattish?

A – Paul Toms

You know I would say it’s more flat. I just think our industry right now is in a little bit of a slump and most companies that we are able to see report sales either flat to down and I don’t see as many comments about incoming orders, but I think generally the feedback you get and anecdotal evidence is that business continues to be very challenging.

Q – Todd Schwartzman

And could you speak a little bit to the health of the customer base, any changes, you know meaningful changes in the health of any retailers?

A – Paul Toms

We had a significant increase in bad debt expense in 2006 compared to 2005 and I think, you know, as we got through the year, in summer and the fall probably an increase in the number of retailers that were going out of business, some to bankruptcies and I do think that that’s abated a little bit, but I guess this turn down may be as opposed to previous turn downs, seems to have had more of an impact in the traditional full-line furniture store channel. And I think there is lot more competition in the market place today from big-box retailers and also from dedicated stores to that traditional full-line retailer maybe than there has been in the past.

Q – Todd Schwartzman

Okay. And lastly if we were to look out two years or so, how attainable is a 10% annual operating margin?

A – Paul Toms

Well, we’ve never been in the business of forecasting profitability and I think if you were to look back historically at the company that was the norm, 10% operating income was something that we achieved several years and was typically a goal and I think if you looked at the fourth quarter ‘06, prior to restructuring charges we were 10.3% operating income and we do feel like going forward that we have taken a tremendous amount of cost out of the company with termination of the ESOP and closing of the margins were planned and just also grow like — a significant part of our warehousing and distributing costs are non-recurring and that the part related to the inventory build through the third, end of the fourth quarter. But some of those offsite storage costs, demurrage and related warehousing and distributing costs should not recur going forward.

Q – Todd Schwartzman

And if that’s the case with your transition now almost complete in your shift in business model. You don’t see any reason for you know, not to return to those historical normal levels?

A – Larry Ryder

Todd, this is Larry. I think we are certainly saying here that we expect a better performance for the costs that we have taken out of the business this past year. I think we are going to stop short of saying what levels we are going settle down at, but certainly we should be able to approach better gross and operating margins than we had been posting in the past several years, as we bring these costs out and don’t anticipate any recurring costs coming forward.

Q – Todd Schwartzman

And last question will you say that with the shift in fiscal year that you’re going forward, your third quarter will be the strongest in terms of margins and Q4 perhaps might be the weakest?

A – Larry Ryder

I think third quarter will most closely parallel the fourth quarter in our old fiscal year. And generally business does pick up August, September and our third quarter I think starts early August and it ends late October and that should be the strongest quarter for us.

Q – Todd Schwartzman

Thanks guys.

A – Larry Ryder

Thank you.

Operator: [Operator Instructions]. Gentlemen no other locations have signaled. I will turn it back to you for any closing or additional remarks.

E. Larry Ryder, Executive Vice President and Chief Financial Officer

We appreciate everybody participating in the call this morning. And we feel like we’ve – we posted fairly good results in a very difficult market. We are very proud of our team and our people, our employees who’ve really buckled down and done an outstanding job for us and we hope to be coming back to you in a fairly short order as we talk about the transition period, the two-months transition period, which ended January 29th and we will talk a little bit more about the business conditions in that call which should be scheduled for mid March. So and Paul, you have any other comments?

Paul B. Toms Jr., Chairman, President and Chief Executive Officer

Not really much to add. I appreciate everybody joining us this morning. We are as Larry said pleased with our results for the year and the quarter given all that was going on inside the company and at retail. So I think we are very well positioned to be competitive and profitable going forward and look forward to getting to a few quarters where we don’t have any unusual extraordinary year items to report. Thank you again for joining us this morning.

Operator: Ladies and gentleman, this does conclude today teleconference and we thank you all for joining us. You may now disconnect your lines and have a great day.

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